Exhibit 1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

SCOTT FELLOWS,

Plaintiff,

V.

G. RAYMOND ZAGE, III, GEORGE ARISON, JAMES FU BIN LU, J. MICHAEL GEARON, JR., NATHAN RICHARDSON, DANIEL BROOKS BAER, GARY I. HOROWITZ, and MEGHAN STABLER,		C.A. No. 2025-0477-PAF

Defendants,

and

GRINDR INC.,

Nominal Defendant.

AFFIDAVIT OF G. RAYMOND ZAGE, III
IN SUPPORT OF DEFENDANTS' OPPOSITION TO
PLAINTIFF’S MOTION FOR EXPEDITED PROCEEDINGS

STATE OF CALIFORNIA	)
	)	ss
COUNTY OF LOS ANGELES	)

I, G. Raymond Zage, III, being duly sworn, depose and say:

1.         I am a member of the Board of Directors of Grindr Inc. (“Grindr” or the “Company”). I am also, a stockholder of the Company and a Defendant in this action.

2.         I respectfully submit this affidavit in support of Defendants’ Opposition to Plaintiff’s Motion for Expedited Proceedings. I have reviewed the allegations in the Complaint. I strongly disagree with Plaintiff’s allegations, including the suggestion that the purpose of the Company’s 2025 stock repurchase program (the “Repurchase Program”) was for me to “imminently gain control of the Company” (Compl. ¶64) or engage in a “creeping takeover” (Compl. ¶65).

3.         In any event, in connection with Plaintiff’s  motion  to expedite proceedings in this action, I have made clear, including to Company management, that I will refrain from voting shares in excess of the voting percentage I held prior to the commencement of the Repurchase Program during the course of this litigation without first providing Plaintiff’s counsel with at least 30 days’ written notice. I understand that Defendants’ counsel have conveyed this information to Plaintiff’s counsel in an attempt to resolve Plaintiff’s motion to expedite.

4.         I remain willing to honor this proposal. Specifically, I hereby commit and agree not to vote shares in excess of the voting percentage that I controlled prior to the Board's authorization of the Repurchase Program during the course of this litigation without providing Plaintiff’s counsel and the Court with at least 30 days’ written advance notice. If necessary, I will enter into a formal stipulation, filed with the Court, to this effect. I would also be willing to consider a longer notice period if the Court believes that might be necessary and appropriate.

5.           I declare under penalty of perjury under the laws of the State of Delaware that the foregoing is true and correct.

G. Raymond Zage, III

SWORN AND SUBSCRIBED before me
this 15 day of May, 2025.

Notary Public